Exhibit 99.1

NeoStem Provides Updates and Reports Year End Results

NEW YORK, March. 20, 2012 -- NeoStem, Inc. (NYSE Amex: NBS) ("NeoStem" or “the Company”) is a leader in the cell therapy industry, developing cell based therapeutics supported by the Company’s expertise in contract manufacturing. This strategic combination and depth of experience in cell therapy development and manufacturing provide NeoStem with unique capabilities to develop its own cell therapies and that sets the Company apart from others in the cell therapy landscape. 2011 represented a major year of strategic transition for NeoStem, and the Company plans to build upon that in 2012 and in the years ahead.

NeoStem reported its audited results for 2011. Consolidated revenues for the year ended December 31, 2011 were $73.7 million compared to $69.8 million for 2010. The Company’s consolidated net loss for 2011 was $56.6 million, which included $10.3 million of non-cash equity-based compensation expense, $19.4 million of goodwill impairment charges and $9.0 million of depreciation and amortization. Overall, the Company’s consolidated cash loss for 2011 was $15.5 million (see reconciliation below). Net loss attributable to NeoStem common shareholder interests for 2011 was $47.8 million, or $0.54 per share.

As of December 31, 2011, the Company had consolidated cash and cash equivalents of $12.7 million, and an additional $2.5 million in cash held in escrow (classified in Other Assets).

NeoStem believes that the opportunities that exist today in cell therapy are robust and growing despite a persistently difficult financial environment, making this an opportunistic time to pursue the monetization of the Company's 51% ownership of Suzhou Erye Pharmaceutical Co., Ltd. and bolster its cell therapy business.  In June 2011, the Company engaged a financial advisor to lead the effort to pursue the possible divestiture of the Company's interest in Erye.  Marketing efforts are underway and have generated interest from both financial and strategic buyers.

On the therapeutics side of the business NeoStem now has a pipeline of assets that includes Amorcyte (Phase 2 trial for preservation of heart function after a heart attack), Athelos (physician sponsored Phase 1 trials for a range of auto-immune conditions) and pre-clinical development work on its VSEL™ technology. The Company’s most advanced asset is AMR-001for the treatment of acute myocardial infarction for which enrollment for a Phase 2 study in the United States commenced in January. The study is a multicenter, randomized, double-blind, placebo-controlled clinical trial to evaluate the safety and efficacy of infarct-related artery infusion of AMR-001, an autologous bone marrow derived cell therapy enriched for CD34+ cells. AMR-001 is administered 5 to 11 days post-stent placement in patients diagnosed with an ST segment elevation myocardial infarction (“STEMI”) with ejection fraction less than or equal to 48%.  The study will include 160 subjects, age 18 and older, randomized 1:1 between treatment and control.  The manufacturing, product supply, and logistics for the trial will be supported by Progenitor Cell Therapy, LLC, NeoStem’s contract manufacturing company.

Amorcyte currently has ten activated clinical trial sites for its Phase 2 AMI clinical trial with the initial patients enrolled. Trial enrollment is expected to be completed in approximately one year with data read out six months following the last treated patient. The Amorcyte franchise is supported by a strong patent portfolio which includes both composition of matter and methods of treatment around use of these hematopoietic stem cells for treatment of cardiac ischemia and other ischemic tissue that result from vascular insufficiency. The Company sees Amorcyte as a pipeline of therapeutics with potential in multiple indications from STEMI to congestive heart failure and other related vascular insufficiencies. The Amorcyte product addresses both an unmet medical need and a large potential market.

“One of the most important attributes of AMR-001 is that it’s “natural.” We are enhancing the body’s normal and natural response to ischemic injury,” said Dr. Robin Smith, CEO of NeoStem. “Ample historical evidence, published literature and our own compelling Phase 1 data give us confidence that this product will ultimately make it to the marketplace. Our next most advanced asset is held by Athelos Corporation, (a NeoStem company, partnered with Becton, Dickinson and Company) which is developing a novel T-cell platform for immunological disorders. The Athelos T-cell technology represents an innovative approach to restoring immune balance with potential applications in graft vs. host disease (GvHD), solid organ transplant (SOT) and autoimmune diseases, such as asthma and diabetes. Multiple physician sponsored phase 1 studies are expected to report results that will be used to determine the direction of clinical development.

“NeoStem is also developing pre-clinical assets, including its VSEL™ Technology platform for regenerative medicine, which NeoStem believes is an endogenous pluripotent non-embryonic cell that has the potential to change the paradigm of cell therapy as we know it today. These activities have received awards in excess of $2.5 million which funds support the work of prestigious researchers who are pioneering this science with NeoStem.

“Behind the development of these therapeutic assets is the NeoStem cell therapy contract manufacturing business (PCT) which itself continues to grow. New clients have engaged PCT to assist them in the development of their products, including a global, diversified healthcare company who recently selected PCT to provide stem cell processing in our two GMP manufacturing facilities in the United States (California and New Jersey). PCT’s prominence in the marketplace continues to grow and that is reflected by both client satisfaction and the revenues the company generates.

“As we look to the year ahead, we are excited on multiple fronts. Our capital preservation efforts are now bearing fruit as our cash burn rate is in-line with our peers. We expect to continue to carefully invest our capital in projects that meet our internal rate of return hurdle and risk parameters. We believe the PCT and Amorcyte acquisitions have created true value for our shareholders and we look forward to demonstrating that as these assets reach their respective value inflection points. We see the unmet medical need in cardiology and the treatment burden associated with chronic diseases as representing a significant challenge to modern society. We believe that cell therapy holds many of the solutions to the health crisis that societies face and have the potential to create real pharmacoeconomic benefit as well as shareholder value for our company.

“We look forward to further updating our shareholders on our clinical progress, our progress in developing PCT’s contract manufacturing business and our progress with the Suzhou Erye divestiture. These are important events that are underway and management is working hard to bring increased value to shareholders.”

GAAP to Non-GAAP Reconciliations for the twelve months ended December 31, 2011

Net Loss Excluding Non-Cash Charges Reconciliation
Net Loss	$(56,582,857)
Non cash charge adjustments per Cash Flow Statement:
Goodwill impairment charge	19,432,667
Common stock, stock options and warrants issued	10,266,023
Depreciation and amortization	8,978,317
Amortization of preferred stock discount and issuance cost	2,440,241
Changes in fair value of derivative liability	(2,096,904)
Write off of acquired in-process research and development	1,150,000
Gain on disposal of assets	(278,920)
Non-cash interest expense	661,058
Contributions paid with common stock	607,363
Bad debt recovery	(97,739)
Net Loss Excluding Non-Cash Charges	$(15,520,751)

For more information on NeoStem, please visit www.neostem.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward looking statements include statements herein with respect to the successful execution of the Company's business and medical strategy, including with respect to the development of AMR-001 and other cell therapies and its divestiture of its interest in Suzhou Erye Pharmaceutical Co., Ltd. about which no assurance can be given. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2012 and in the Company's periodic filings with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

For more information, please contact:

Trout Group	NeoStem, Inc.
Gitanjali Jain Ogawa, Vice President	Robin Smith, CEO
Phone: +1-646-378-2949	Phone: +1-212-584-4174
Email: gogawa@troutgroup.com	Email: rsmith@neostem.com